Exhibit 99.1

CONSENT OF NOMINEE FOR DIRECTOR

I hereby consent to use of my name as a nominee for director and to all references to me as such in the Form F-3 Registration Statement (Form F-3) and related Prospectus, and all amendments thereto, of BP p.l.c. and BP Capital Markets p.l.c.

/s/ Robert W. Dudley
Robert W. Dudley

Date: March 3, 2009